EXHIBIT 3
RESTATED CERTIFICATE OF INCORPORATION AS AMENDED
OF BERKSHIRE HATHAWAY INC.
     Berkshire Hathaway Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation without a vote of the stockholders of the Corporation. The Corporation has not received any payment for any of its stock.
     2. The text of the Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:
     FIRST: The name of the Corporation is Berkshire Hathaway Inc.
     SECOND: The registered office of the Corporation in the State of Delaware is located at No. 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 57,650,000, of which 1,650,000 shares shall be Class A Common Stock, 55,000,000 shall be Class B Common Stock, and 1,000,000 shares shall be Preferred Stock. Shares of Preferred Stock shall have no par value. Each share of Class A Common Stock shall have a par value of $5.00. Each share of Class B Common Stock shall have a par value of $0.1667. The Class A Common Stock and the Class B Common Stock shall sometimes hereinafter be referred to collectively as the “Common Stock.”
     1. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the limitation on authorized Preferred Stock stated above in this Article FOURTH, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in any series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
     The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
     (a) The number of shares constituting that series and the distinctive designation of that series;
     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates and the relative rights of priority, if any, of payment of dividends on shares of that series;
     (c) Whether that series shall have voting rights, in addition to the class voting rights provided by law, and, if so, the terms of such voting rights;
     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

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     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
     (h) Any other absolute or relative rights, preferences or limitations of that series.
     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of Common Stock with respect to the same dividend period.
     The Preferred Stock shall be preferred over the Common Stock as to assets, and in the event of any liquidation or dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, the amount specified for each particular series, together with any dividends accrued or in arrears, for every share of their holdings of Preferred Stock before any distribution of the assets shall be made to the holders of Common Stock, and shall be entitled to no other or further distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any, as provided by the Board of Directors) payable with respect thereto.
     Neither the consolidation nor merger of the Corporation with or into any other corporation, nor any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article FOURTH.
     2. Class A Common Stock and Class B Common Stock. The powers, preferences, and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations and restrictions thereof, are fixed as follows:
     A. Issuance; Payment and Assessability. The shares of Class A Common Stock and Class B Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than par value, as may be fixed from time to time by the Board of Directors of the Corporation. Any and all shares of Class A Common Stock and Class B Common Stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares.
     B. Dividends; Distributions; Stock Splits. Holders of Class A Common Stock shall be entitled to such dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split) or by any other means, when and as may be declared by the Board of Directors of the Corporation out of assets or funds of the Corporation legally available therefor. Holders of Class B Common Stock shall be entitled to dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock, or by any other means, equal to one-thirtieth (1/30th) of the amount per share declared by the Board of Directors of the Corporation for each share of Class A Common Stock, (except in the case of a stock split effected by dividend or amendment to this Restated Certificate of Incorporation, or a stock dividend of shares of Class A Common Stock to holders of Class A Common Stock and shares of Class B Common Stock to holders of Class B Common Stock, in which case holders of Class B Common Stock shall be entitled to receive, on a per share basis, the number of shares of Class B Common Stock equal to the number of shares of Class A Common Stock received on a per share basis by the holders of Class A Common Stock), and such dividends or distributions with respect to the Class B Common Stock shall be paid in the same

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form and at the same time as dividends or distributions with respect to the Class A Common Stock; provided, however, that, in the event of a stock split or stock dividend, holders of Class A Common Stock shall receive shares of Class A Common Stock and holders of Class B Common Stock shall receive shares of Class B Common Stock, unless otherwise specifically designated by resolution of the Board of Directors.
     C. Voting. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock standing in his name on the books of the Corporation. Each holder of Class B Common Stock shall be entitled to one-two-hundredth (1/200th) of one vote for each share of Class B Common Stock standing in his name on the books of the Corporation. Unless otherwise required by the Delaware General Corporation Law, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.
     D. Conversion. Each share of Class A Common Stock may, at the option of the holder of record thereof and without payment of any consideration, be converted into thirty (30) fully paid and nonassessable shares of Class B Common Stock. Any such conversion may be effected by any holder of Class A Common Stock surrendering such holder’s certificate or certificates for the Class A Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock, together with a written notice to the Corporation that such holder elects to convert all or a specified whole number of shares of Class A Common Stock and stating the name or names in which such holder desires the certificate or certificates for the Class B Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver or cause to be issued and delivered to such holder or such holder’s nominee or nominees, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of such certificate or certificates for Class A Common Stock and such notice, and the person or persons entitled to receive the Class B Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class B Common Stock on that date.
     The issuance of certificates for shares of Class B Common Stock issuable upon the conversion of shares of Class A Common Stock shall be made without charge to the converting holder; provided, however, that if any certificate is to be issued in a name other than that of the record holder of the shares being converted, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid.
     The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class A Common Stock, a number of shares of Class B Common Stock equal to thirty (30) times the number of shares of Class A Common Stock then outstanding, in addition to the number of shares of Class B Common Stock then outstanding; provided, however, that nothing herein shall be construed to preclude the Corporation from satisfying its obligation to issue shares of Class B Common Stock upon conversion of Class A Common Stock by delivery of purchased or redeemed shares of Class B Common Stock which are held in the treasury of the Corporation.
     E. Mergers, Consolidations, Reclassifications and Certain Other Transactions (1) Not withstanding any other provisions of this Restated Certificate of Incorporation, and in addition to any approval required by law or by this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2.E.(2) of this Article FOURTH:
(i) any merger or consolidation of the Corporation with or into any other entity; or (ii) any reclassification of securities (including any forward stock split or reverse stock split effected by amendment to this Restated Certificate of Incorporation), or recapitalization of the Corporation, or

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any other transaction or series of transactions which has the effect, directly or indirectly, of increasing, as compared to the outstanding shares of Class B Common Stock, the proportionate number of shares outstanding or aggregate voting power of the outstanding shares of any other class of equity security’es, or any class of securities convertible into any class of equity securities, of the Corporation;
shall require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.
(2) The provisions of Section 2.E.(1) of this Article FOURTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such approval as is required by law or any other provision of this Restated Certificate of Incorporation, if (i) no consideration is to be received by holders of Class A Common Stock on account of their Class A Common Stock, no change is to be made to the terms of either the Class A Common Stock or the Class B Common Stock, and neither the Class A Common Stock nor the Class B Common Stock is to be exchanged for or converted into any other securities or consideration or canceled, (ii) the holders of Class A Common Stock and Class B Common Stock are entitled to receive the same number of shares of stock (on a per share basis), consisting solely of, in the case of holders of Class A Common Stock, either Class A Common Stock or stock with the same or equivalent powers, preferences, rights, qualifications, limitations and restrictions as the Class A Common Stock, and, in the case of holders of Class B Common Stock, either Class B Common Stock or stock with the same or equivalent powers, preferences, rights, qualifications, limitations and restrictions as the Class B Common Stock, or (iii) the following conditions shall have been met:
(a) the consideration to be received by holders of Class B Common Stock shall be paid in the same form and at the same time as that received by holders of Class A Common Stock; and
(b) (x) the amount of cash, (y) the amount of stock, and (z) the fair market value, as of the date (the “Consummation Date”) of the consummation of the Business Combination, of the consideration other than cash and stock (the “Other Consideration”) to be received per share by holders of Class B Common Stock, shall respectively be at least 1/30th of the amount of cash, at least 1/30th of the amount of stock, and at least 1/30th of the fair market value (as of the applicable Consummation Date) of such Other Consideration, to be received per share by holders of Class A Common Stock.
The term “Business Combination” as used in this Article FOURTH shall mean any transaction which is referred to in clauses (i) or (ii) of Section 2.E.(1) of this Article FOURTH.
(3) The Board of Directors of the Corporation shall have the power and duty to determine compliance with this Article FOURTH, including, without limitation, (i) whether the applicable conditions set forth in Section 2.E.(1) have been met with respect to any Business Combination, and (ii) whether the amount of cash, the amount of stock and the fair market value of the Other Consideration to be received by holders of Class B Common Stock meets the conditions set forth in Section 2.E.(2)(b).
(4) Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock shall be required to alter, amend or repeal this Section 2.E. of this Article FOURTH, including by merger, consolidation or otherwise (other than by a merger or consolidation that does not otherwise require a separate vote of the holders of Class B Common Stock under Section 2.E.2. of this Article FOURTH).
     FIFTH: The following additional provisions are in furtherance and not limitation of any power, privilege or purpose conferred or permitted by law, this certificate or the by-laws:
1.	Except as may be otherwise expressly required by law, or the provisions of this Certificate or the by-laws, the Board of Directors of the Corporation shall have and may exercise, transact, manage, promote and carry on all of the powers, authorities, businesses, objectives and purposes of the Corporation.

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2.	The election of directors need not be by ballot unless the by-laws so require.

3.	The Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the by-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware.

4.	The Board of Directors may fix from time to time the compensation of its members.

5.	The Corporation may indemnify or insure or both indemnify and insure any person who is or was a director, officer, employee or agent of the Corporation or, at its request, of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided or permitted by its by-laws, as from time to time amended, and to the full extent to which those indemnified may now or hereafter be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise.
     SIXTH: No contract or other transaction between the Corporation and any other corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in or are directors or officers of such other corporation. Any director individually, or any firm of which such director may be a member, may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors, or a majority thereof; and any director of the Corporation, who is also a director or officer of such other corporation, or is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect, as if he were not such director or officer of such other corporation or not so interested,
     SEVENTH: Any action which would otherwise be required or permitted to be taken by the vote of stockholders at a meeting thereof may instead be taken by the written consent of stockholders who would be entitled to vote upon such action if such a meeting were held having not less than the percentage of the total number of votes which would have been required to take such action at such a meeting.
     EIGHTH: No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. In the event that the General Corporation Law of the State of Delaware is amended after approval of this Article by the stockholders so as to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of this Corporation shall thereupon be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article.